ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-3
$ 202,030,907 6.20% Auto Receivables Backed Certificates
For the Year Ended December 31, 2000




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-2000   3,579,691     345,799     429,326    8.29%    6,538,734   10.52%
 Feb-2000   3,198,597     326,970     282,723    5.75%    6,426,211   10.90%
 Mar-2000   3,583,138     310,145     319,292    6.92%    4,947,454    8.93%
 Apr-2000   3,513,411     291,298     269,273    6.23%    4,229,610    8.15%
 May-2000   3,046,818     272,818     272,393    6.70%    4,119,682    8.44%
 Jun-2000   3,007,407     256,791     180,226    4.72%    4,247,153    9.27%
 Jul-2000   3,094,514     240,972     189,967    5.34%    3,580,450    8.38%
 Aug-2000   2,734,556     224,695     108,047    3.24%    3,754,312    9.39%
 Sep-2000   2,703,905     210,311     (92,868)  -2.99%    3,620,115    9.71%
 Oct-2000   2,504,217     196,089     182,161    6.29%    3,430,521    9.86%
 Nov-2000   2,470,530     182,917     107,005    3.97%    3,518,395   10.89%
 Dec-2000   2,140,591     169,922      57,697    2.30%    3,273,318   10.85%
          ____________ ___________ ___________
   Totals  35,577,375   3,028,728   2,305,241

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.